Exhibit 10.2

February 5, 2015

Brett Roper

Medicine Man Technologies, Inc.

4750Nome St

Denver, CO 80239

Dear Mr. Roper,

Breakwater Corporate Finance is pleased to provide Medicine Man Technologies, Inc. (hereinafter "the Company", "you", "your") with the professional services described below. This letter is to confirm our understanding of the terms and objectives of our engagement and the nature and limitations of the services we will provide.

Scope of Engagement

Oversee, manage and maintain the Company's financial systems in the role of the Company's Chief Financial Officer (CFO) on a contract basis.

The responsibilities of the position will include the following items:

•	Provide bookkeeping staff to facilitate the creation and maintenance of the Company's ongoing financial record keeping
•	Develop and monitor appropriate accounting information systems to facilitate financial record keeping
•	Prepare financial statements and supporting scheduled as needed to assure timely reporting of quarterly 10-Q 's and annual 10-K
•	Assist management in developing strategic financial models to assist them in accomplishing the Company's mission
•	Provide analysis and financial input as requested to Company management

You may request that we perform additional services not contemplated by this engagement letter. If this occurs, we will communicate with you regarding the scope and estimated cost of these additional services. Engagements for additional services may necessitate that we amend this letter or issue a separate engagement letter to reflect the obligations of both parties. In the absence of any other written communications from us documenting additional services, our services will be limited to and governed by the terms of this engagement letter.

Client Responsibilities

You authorize us to accept instructions from your representative, Brett Roper, for this engagement. As a condition to our performing the services described above, you agree to:

•	designate and individual within senior management, to oversee the services;
•	evaluate the adequacy and results of the services performed;
•	accept responsibility for the results of the services; and

You agree that you will not and are not entitled to rely on any advice unless it is provided in writing.

Professional Firm Responsibilities

We will perform our services in accordance with the Statement on Standards for Consulting Services and applicable professional standards promulgated by the American Institute of Certified Public Accountants.

This engagement is limited to the professional services outlined above. Breakwater Corporate Finance, in its sole professional judgment, reserves the right to refuse to take any action that could be construed to be outside the realm of what would be professionally considered legally or ethically acceptable.

The above professional services will be performed based on information you provide to us. We will not verify or audit this information. We will not audit or review your financial statements. Our engagement cannot be relied upon to disclose errors, fraud, or theft.

Term of Engagement

We plan to begin the above engagement on or about February 6, 2015 through such time as the company begins activity trading on a public exchange or bulletin board (the "milestone"). These services will be until this milestone is achieved or upon termination of the engagement with 30 days' notice, if earlier.

Fees and Billings

Our fees for the services outlined above will initially be $1,000 monthly, plus out-of-pocket expenses. In addition, upon the company achieving the milestone, Breakwater Corporate Finance, LLC or its principals will receive a stock grant of 25,000 shares of the company's common stock.

Monthly fees will be due and payable by the 6th day of the each month. Our fee is based upon the complexity of the work to be performed and our professional time to complete the work, currently estimated at approximately 10 hours per month.

Termination and Other Terms

We reserve the right to withdraw from this engagement without completing the work if we determine professional standards require. If any portion of this agreement is deemed invalid or unenforceable, such a finding shall not invalidate the remainder of the terms set forth in this engagement letter.

We appreciate the opportunity to be of service to Medicine Man Technologies, Inc. Please date and sign the enclosed copy of this engagement letter and return it to us to acknowledge your agreement with its terms.

Very truly yours,

/s/ Paul Dickman

Breakwater Corporate Finance, LLC

Paul Dickman, Principal

APPROVED:

/s/ Brett Roper

Medicine Man Technologies, Inc.

Brett Roper,

Chief Operating Officer and Secretary of the Board of Directors